            Imagination in Education

For Immediate Release

PCS EDVENTURES ANNOUNCES SALE TO CHICAGO BASED FAMILY FOCUS

BOISE, Idaho – May 29, 2012 - PCS Edventures!.com, Inc., (OTCBB: PCSV-News) a leading provider of K-16 programs focused on Science, Technology, Engineering and Mathematics (STEM), announces the order of PCS Robotics programs from Family Focus, Inc., a Chicago based non-profit organization.

The mission of Family Focus is to promote the well-being of children from birth by supporting and strengthening families through seven direct service centers all around Chicago.

Dee Dee Pacheco, Family Focus Community Schools Instruction and Partnership Coordinator, said “Family Focus is committed to providing innovative learning opportunities that foster 21st Century skill development in Chicagoland youth. We initiated Robotic Clubs at four sites and, with its success, are now expanding these robotics programs to 16 additional sites. Serving grades 3-12, over 600 students will benefit from the PCS Edventures robotics curricula.”

“The worldwide educational robotics marketplace is exploding with educational kit sales projected to reach $1.69B by 2014,” said Robert Grover, PCS CEO. “We are excited to be positioned where we are with decades of experience, a comprehensive educational robotics solution, eleven full volumes of robotics, engineering, and electronics curriculum, and hundreds of extension and support activities.  We couldn’t be happier to have Family Focus as a significant member in our growing family of 7,000 partner sites and look forward to continuing to provide them with exceptional products and support.”

The robotics program order totaled $48,568 and students are scheduled to begin using the materials this summer.  You can learn more about PCS robotics in recent stories posted on the PCS News website.  http://pcsedu.com/news

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol "PCSV."

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact Information:

Financial Contact:  Leann Gilberg 1.800.429.3110  x136, lgilberg@pcsedu.com

Investor Contact:  Robert Grover 1.800.429.3110  x114, rgrover@pcsedu.com

Web Site:

              www.edventures.com